COACTIVE MARKETING GROUP, INC.



                                 CODE OF CONDUCT
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                            CERTIFICATE OF COMPLIANCE

         I hereby acknowledge receipt of the attached CoActive Marketing Group, Inc. Code of Conduct and have read and understand it. I agree to abide by the terms of the Code of Conduct. I understand that any violation of the Code of Conduct will subject me to appropriate disciplinary action. I further understand and acknowledge that the Code of Conduct is not a contract of employment.


                                       _________________________________________
                                       (Signature)


                                       _________________________________________
                                       (Printed Name)


                                       _________________________________________
                                       (Position)


                                       _________________________________________
                                       (Address)


                                       _________________________________________
                                       (Date Signed)
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                                    CONTENTS

I.    INTRODUCTION............................................................1

II.   CITIZENSHIP AND PUBLIC RESPONSIBILITY...................................1
      1.       Compliance with Laws, Rules and Regulations....................1
      2.       Relations with Customers and Third Parties.....................2
      3.       Competition....................................................3
      4.       Proper Accounting and Financial Integrity......................4

III.  USE OF COMPANY ASSETS, FACILITIES AND SERVICES..........................5
      1.       Improper Payments..............................................5
      2.       Political Contributions........................................5
      3.       Safeguarding Assets............................................6

IV.   SELECTION OF VENDORS OF GOODS AND SUPPLIERS OF SERVICES.................6

V.    CONFLICT OF INTEREST; CORPORATE OPPORTUNITIES...........................6

VI.   SECURITIES TRADING......................................................7
      1.       Inside Information.............................................7
      2.       Trading Guidelines.............................................8
      3.       Reporting and Other Obligations................................9

VII.  ACCURATE AND TIMELY PERIODIC REPORTS....................................9

VIII. DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION.........................10

IX.   COMPETITION WITH THE COMPANY...........................................11

X.    ENVIRONMENT, HEALTH AND SAFETY.........................................12

XI.   EMPLOYMENT ISSUES......................................................12
      1.       Equal Opportunity.............................................12
      2.       Harassment....................................................12
      3.       Disability....................................................12

XII.  INTERNAL COMMUNICATION AND ENFORCEMENT OF POLICY.......................12

XIII. EFFECTS OF FAILURE TO COMPLY WITH CODE.................................13

XIV.  WAIVERS................................................................13

XV.   CODE NOT A CONTRACT OF EMPLOYMENT......................................13

XVI.  NAMES AND NUMBERS......................................................14

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                         COACTIVE MARKETING GROUP, INC.

                                 CODE OF CONDUCT

I.       INTRODUCTION

         This Code of Conduct is a statement by CoActive Marketing Group, Inc. of the manner in which it intends to conduct its business activities. It sets forth the standards of conduct and ethics which CoActive Marketing Group, Inc. requires of each of its directors, officers and employees and the directors, officers and employees of each of its subsidiary companies.

         This Code of Conduct is not an employment contract. It does not change the status of any at-will employee of CoActive Marketing Group, Inc. or any of its subsidiary companies. Compliance with its terms, however, is a condition to continued employment and, as the case may be, directorship with CoActive Marketing Group, Inc. and its subsidiary companies. Accordingly, each director, officer and employee of CoActive Marketing Group, Inc. and each of its subsidiary companies must acknowledge receipt of this Code of Conduct and agree to be bound by its terms.

         CoActive Marketing Group, Inc. reserves the right to modify this Code of Conduct, at its sole discretion. CoActive Marketing Group, Inc. is responsible for updating the standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to CoActive Marketing Group, Inc., the business practices within its industry, its own business practices and the prevailing ethical standards of the community in which it operates. While Donald A. Bernard, as the Company's current Compliance Officer, will oversee the procedures designed to implement this Code of Conduct to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of CoActive Marketing Group, Inc. and its subsidiaries to comply with this Code of Conduct.

         All references in this Code of Conduct to the "Company" are intended to include CoActive Marketing Group, Inc. and each of its subsidiary companies.

II.      CITIZENSHIP AND PUBLIC RESPONSIBILITY

         The Code of Conduct is intended to apply to all business activities conducted on behalf of the Company. The success of the Company is predicated on conducting its business affairs in a socially responsible manner, while seeking to promote the most important goals of a public company: earning profits which make possible the continued existence and growth of the Company, satisfying investors' expectations of a fair return, providing jobs for employees, and contributing to the well-being of the various communities in which the Company does business.

         1.       Compliance with Laws, Rules and Regulations

                  Recognition of the public interest must be a permanent Company commitment in the conduct of its affairs. The activities of all of the Company's employees, officers and directors (collectively referred to as "Associates") acting on its behalf must always be in full compliance with applicable laws and governmental regulations. In this regard, no Associate should assist a third party in violating any applicable law or governmental regulation. When there is any doubt as to the lawfulness of any proposed activity, advice must be sought

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from Donald A. Bernard, the Company's Compliance Officer, who, where appropriate, will confer with outside legal counsel ("Counsel") to the Company. Specifically, the Company is committed to:

                  o        maintaining a safe and healthy work environment;

                  o promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company's business interests;

                  o supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

                  o conducting its activities in full compliance with all applicable environmental laws;

                  o keeping the political activities of the Company's directors, officers and employees separate from the Company's business;

                  o prohibiting any illegal payments to any government officials or political party representatives; and

                  o complying with all applicable state and federal securities laws.

         Directors, officers and employees are prohibited from illegally trading the Company's securities while in possession of material, nonpublic ("inside") information about the Company.

                  Violation of applicable laws or governmental regulations may subject the Company and any involved Associate to severe consequences, including injunctions, monetary damages (which could far exceed the value of any gain realized as a result of the violation, and which could be tripled in certain cases), fines, and criminal penalties, including imprisonment. Actual or apparent violations of applicable laws or governmental regulations by the Company and any involved Associate can also undermine the confidence of the Company's investors, creditors and bankers, as well as the general public.

         2.       Relations with Customers and Third Parties

                  The Company's fundamental objectives and policies shall be:

                  (a)      to ascertain and satisfy customers needs;

                  (b) to provide customers with quality merchandise and service at fair prices;

                  (c) to deal with customers fairly, honestly and courteously; and

                  (d) to live up to obligations to customers and satisfy their complaints fairly and with dispatch, forever mindful of the fact that a satisfied customer is a valuable Company asset.

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         The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Associates are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties. To this end, Associates shall not:

         o make false or misleading statements to customers, suppliers or other third parties;

         o make false or misleading statements about competitors;

         o solicit or accept from any person that does business with the Company, or offer or extend to any such person,

                  -        cash of any amount; or

                  - gifts, gratuities, meals or entertainment that go beyond common courtesies usually associated with accepted business practice;

         o solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

         o otherwise take unfair advantage of the Company's customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

         3.       Competition

                  The purpose of the United States federal and state antitrust and trade practice laws is to preserve our free enterprise system. These laws are founded on the belief that the public interest is best served by vigorous and fair competition, free from collusive agreements among competitors. The Company is committed to this belief, and while the Company competes aggressively and creatively in its business activities, its efforts in the marketplace will be conducted in a fair and ethical manner in strict accordance with the letter and spirit of applicable antitrust and trade practice laws.

                  Associates must be aware of the serious criminal and civil consequences of violations of these laws. First, a violation of the antitrust laws may be prosecuted as a felony, and conviction may result in heavy corporate and individual fines, and substantial prison sentences. Second, injunctions obtained by the United States Department of Justice or a State Attorney General, or orders by the Federal Trade Commission ("FTC"), may place severe restrictions on the Company. Violation of an injunction is punishable by fine or imprisonment; and violation of an FTC Order can result in substantial monetary penalties. Finally, persons injured by violations of certain of the antitrust laws may sue and recover triple the amount of their actual damages.

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                  The antitrust laws forbid collusion among competitors to
restrain trade and attempts or conspiracies to monopolize by means of predatory or unfair tactics. They also prohibit certain restrictive arrangements with customers, particularly those that fix resale prices or otherwise unreasonably restrain customer sales or purchases of merchandise. Any agreement, mutual consent or understanding, whether expressed or implied, oral or written, may be sufficient to establish collusion. It is illegal to collude with competitors to:

                  (a) raise, lower, maintain, stabilize or otherwise fix prices, discounts, allowances, credit terms or any other price elements;

                  (b) fix the price at which services or merchandise are purchased from suppliers or resold by customers;

                  (c)      limit or control production or sales;

                  (d) allocate customers or divide markets or marketing territories; or

                  (e)      boycott suppliers or customers.

                  No Associate may participate in any such collusive arrangement or practice with a competitor. Nor may any Associate engage in any predatory or unfair conduct designed to exclude competition; enter into, or discuss, any arrangement with a customer to fix resale prices; or, except with the prior approval of the Company's Compliance Officer, enter into any arrangement with a customer otherwise restricting the customer's ability to purchase or sell merchandise.

                  It is equally important to avoid contacts and dealings with competitors that might lead to an inference of collusion. Accordingly, no Associate may discuss, or remain present while anyone else discusses, with a competitor any of the above topics, including prices (past, present or future), pricing procedures, profit levels, selection of resources, merchandising plans or other competitive business information. If a simple refusal to participate is not sufficient to end the discussion, an Associate should leave the meeting and promptly report the incident to the Company's Compliance Officer who, where appropriate, will confer with Counsel to the Company.

                  Trade associations, trade shows and similar activities are particularly sensitive because they provide an opportunity for gatherings of competitors. The Company supports only those trade associations and activities which perform useful and legitimate functions in its industry. Associates may attend activities of trade associations at which competitors are present only with management's approval.

         4.       Proper Accounting and Financial Integrity

                  All financial transactions must be executed in accordance with management's specific authorization. The Company's books, records and accounts must reflect, accurately and fairly and within the Company's regular system of accountability, all of the Company's transactions and the acquisition and/or disposition of its assets. All transactions must be accurately recorded to permit the preparation of financial statements in conformity with generally

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accepted accounting principles consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all of the Company's assets and activities. Under no circumstances may there be any unrecorded Company funds or assets, regardless of the purpose for which such funds or assets may have been intended, or any improper or inaccurate entry knowingly made on the Company's books and records. No payment on behalf of the Company may be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than as described by the documents supporting such payment.

                  All Associates must cooperate fully with the Company's internal audit staff, independent auditors, Compliance Officer and Counsel to enable them to discharge their responsibilities to the Company.

III.     USE OF COMPANY ASSETS, FACILITIES AND SERVICES

         The use of Company assets, including proprietary information, facilities or services, for any unlawful, improper or unauthorized purpose is strictly prohibited.

         No Associate may make any expenditure or otherwise make any commitment affecting the Company's assets unless properly authorized.

         1.       Improper Payments

                  Except where permitted by applicable law and specifically authorized by the President or Compliance Officer of the Company ("Senior Management") after consulting with Counsel to the Company, no payments or gifts of anything of value (in money, property, discounts, services, rebates or otherwise), regardless of form, may be made or offered, directly or indirectly, in the conduct of the Company's affairs:

                  (a) to any domestic or foreign governments, agencies, officials, employees or agents, for purposes other than the satisfaction of lawful obligations; or

                  (b) to any private party, involving the use of the Company's assets or resources, except in the ordinary course of business.

                  Such payments or gifts, whether or not called gratuities and whether or not expressly or impliedly in exchange for certain conduct, may be perceived to be bribery or otherwise improper and are prohibited.

         2.       Political Contributions

                  Except where permitted by applicable law and specifically authorized by Senior Management after consulting with Counsel, no contributions of Company assets or resources or use of its facilities, regardless of form, may be made or offered, directly or indirectly, by any Associate to any political party, or any candidate for, or holder of, political office, either domestic or foreign. Associates must refrain from applying any pressure on or harassment of other Associates in political matters.

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                  These restrictions are not intended to prohibit or discourage
Associates from making personal contributions to political candidates or parties of their choice, or from participating in the political process for their own account and on their own time. Personal political contributions by Associates, however, will not be reimbursed by the Company, directly or indirectly.

         3.       Safeguarding Assets

                  Company assets must be safeguarded not only against inadvertent loss, but also against intentional misappropriation. Assets include not only cash, fixtures, furniture and equipment, but also merchandise, business and product plans, trade secrets and other proprietary or confidential information and related matters.

IV.      SELECTION OF VENDORS OF GOODS AND SUPPLIERS OF SERVICES

         The selection of a vendor or supplier of goods and/or services to the Company must be based on quality, need, performance and cost.

         In dealing with vendors or suppliers, it is the responsibility of all Associates to actively promote the best interests of the Company, within legal limits, through aggressive attention to opportunities and obtaining fair terms and treatment for the Company.

V.       CONFLICT OF INTEREST; CORPORATE OPPORTUNITIES

         No Associate, without the consent of Senior Management, may directly or indirectly engage or participate in, or authorize, any transaction or arrangement involving, or raising questions of, possible conflict, whether ethical or legal, between the interests of the Company and the personal interests of the Associate.

         No Associate or any member of his or her family may, directly or indirectly, acquire or hold any beneficial interest of any kind in any firm or entity ("Related Company") that does, or in the recent past did, business with the Company, or which is currently or prospectively competing in any manner with the Company. This prohibition does not apply to the acquisition or holding of any security in a Related Company through a mutual fund or of any interest therein not in excess of 1% of any class of securities listed on a national securities exchange or traded in an established over-the- counter securities market. Activities and holdings which have the appearance of impropriety must also be avoided.

         Without the written consent of the Company's Compliance Officer, no Associate or any member of his or her family shall, directly or indirectly, accept or retain gifts having a value in excess of $50.00 or other personal or business favors from any Related Company or from any individual or organization seeking to do business with Company.

         No Associate or any member of his or her family may serve as a director, officer or employee of, or consultant to, or otherwise operate, a competitor or a Related Business without the prior approval of the Company's Compliance Officer who, where appropriate, will confer with Counsel to the Company. For purposes of this section, the term "family" shall include spouse,

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minor or adult children or step-children, parents, grandparents, grandchildren, or individuals residing in the employee's household, whether or not related.

         If any Associate, or member of his or her family, directly or indirectly owns a financial interest in, or has an obligation to, a Related Business, and if that interest or obligation is significant to the Associate or family member, neither the Associate nor his or her family member may conduct business with the Related Business without the prior written approval of the Company's Compliance Officer who, where appropriate, will confer with Counsel to the Company.

         No Associate and no member of his or her family may act as a broker, finder or other intermediary for his or her benefit, or for the benefit of any third party, in any transaction involving the Company without the prior written approval of the Company's Compliance Officer, who, where appropriate, will confer with Counsel to the Company.

         Gifts or entertainment which have an aggregate value in any year in excess of $100 are considered to be excessive and may not be accepted by any Associate. This prohibition shall also apply to common courtesies and hospitalities if their scale or nature would in any way appear to affect the impartiality of the Associate or imply a conflict of interest. However, this prohibition is not meant to preclude an Associate's acceptance of business entertainment that is not intended to influence his or her obligations to the Company and which is reasonable in nature, frequency and cost; for example, a lunch, dinner or occasional athletic, social or cultural event, or participation in corporate promotional events.

         An Associate must make every effort to refuse to accept, or to return, any gift or gifts from a Related Business exceeding $100 in value. If the Associate determines that the donor would be insulted or embarrassed if the gift is refused or returned, a conflict can be avoided by promptly reporting the gift to the Associate's supervisor, if applicable, and delivering to that person the gift or a check payable to the Company for the fair value of the gift (which the Company will then donate to charity).

         Directors and officers shall notify the Company Counsel and employees shall notify their immediate superior of the existence of any actual or potential conflict of interest.

VI.      SECURITIES TRADING

         1. Inside Information. Associates may not disclose material nonpublic (i.e., "inside") information concerning the Company to anyone not employed by the Company, or to any Associate who has no business need for such information, unless and until the information has been publicly released by the Company.

         Associates are also prohibited from buying or selling, directly or indirectly through third parties, the publicly-traded securities of any company, including the Company, on the basis of material nonpublic information concerning, or obtained directly or indirectly from or through, the Company.

         What is "material"? Material information is information that would be expected to affect either the investment decision of a reasonable investor or the market price of the stock. Material information may include information

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(whether positive or negative) relating to earnings, dividend actions, mergers or acquisitions, new products, personnel changes, labor operations, marketing changes or other matters, each depending upon all the relevant facts and circumstances. It may at times be difficult to determine materiality, particularly on a prospective basis, and the facts in each case must be carefully weighed. It should be remembered that plaintiffs who challenge and judges who rule on particular transactions or activities have the benefit of hindsight. Therefore, whenever there is any question concerning materiality, the Associate should either refrain from trading or consult the Company's Compliance Officer who, where appropriate, will confer with Counsel to the Company.

         What is "non-public"? Information is non-public if it has not been disseminated in the Company's annual or periodic reports to shareholders, has not previously been the subject of a widely disseminated press release intended for and made available to the public, or has not been widely reported in the media, market letters, statistical services or the like. The mere existence of widespread rumors or unconfirmed press speculation concerning the information, however, does not mean that the information has been adequately disseminated.

         2. Trading Guidelines. Investment by Associates in the Company's stock is generally desirable and should not be discouraged. However, such investments must be made with caution and with recognition of the legal prohibitions concerning the use by corporate "insiders" of confidential information for their own profit. Guidelines to aid employees in determining when trading in the Company's stock are appropriate are set forth below. It should be noted that "trading" includes not only purchases and sales, but also exercises of options, warrants, puts and calls, etc. The prohibition on the use of material inside information also extends to the securities of other entities, such as Related Companies, as to which an Associate may become in possession of non-public information in the course of his or her employment by the Company.

                  A. An Associate may not trade if the Associate has knowledge of material information about the Company which has not been made widely available to the investing public. If there are questions whether information may be material, or if it has not been made widely available to the investing public, the matter should be discussed with the Company's Compliance Officer who, where appropriate, will confer with Counsel to the Company. Once information has been released by the Company, an Associate must still refrain from trading until sufficient time has passed to insure that the information has been made widely available to the investing public. In most cases, an Associate should refrain from trading until 48 hours after release by the Company of the information. If there are questions as to whether it is appropriate to trade in given circumstances, the Associate should contact the Company's Compliance Officer for advice before trading.

                  B. Officers and directors may not trade, without prior permission, during any period which Counsel to the Company has designated as a limited trading period for the Company, whether or not they possess any material inside information about the Company. While the reasons for a limited trading period or entry on a restricted list will generally not be given, Counsel to the Company will attempt to limit the restrictions to those reasonably necessary in the best interests of the Company.

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                  C.       Directors of the Company and officers who have been
designated by the Board of Directors or the Compliance Officer as "officers" for securities law reporting purposes must always obtain prior permission from the Compliance Officer before trading. Other officers may trade if no limitation on trading has been declared and the officer does not possess any material information about the Company which has not been publicly disclosed.

         3. Reporting and Other Obligations. Officers who have been designated by the Board of Directors or the Compliance Officer as "officers" for securities law reporting purposes, directors and significant beneficial owners of the Company are also subject to specific reporting and other requirements under federal and state securities laws. Each of these persons will receive questionnaires and requests for information from the Company from time to time to aid the Company in complying with these laws. It is incumbent upon such persons to provide such information promptly, fully and accurately. Each person who is or becomes a beneficial owner of 10% or more of any class of the Company's securities must also comply with the reporting requirements and liability provisions of Section 16 of the Securities Exchange Act of 1934.

VII. ACCURATE AND TIMELY PERIODIC REPORTS

         The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

         o comply with generally accepted accounting principles at all times;

         o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

         o maintain books and records that accurately and fairly reflect the Company's transactions;

         o prohibit the establishment of any undisclosed or unrecorded funds or assets;

         o maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared; and

         o present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company's periodic reports.

         All Associates are required to cooperate with management of the Company to help achieve these goals.

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VIII.    DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION

         Safeguarding confidential information concerning the Company, its present and prospective businesses, and its customers, suppliers and investors is essential to the successful conduct of the Company's business.

         All information developed within the Company with respect to its business is confidential and must not be disclosed or otherwise made available to any person who is not an Associate. Nor should confidential information be left out in the open, carelessly discarded or discussed in public (e.g., in an elevator where unauthorized persons may have access to it). If any Associate is required by a court of law or by any governmental body to disclose or otherwise make available such information, the Associate must promptly notify the Company's Compliance Officer of this requirement so that the Company may exhaust its legal rights to maintain the confidentiality of such information or to limit its further disclosure.

         All external communications intended for the general public, the financial community or the press regarding the Company or its business must be approved in advance by the Company's Compliance Officer or by Counsel to the Company.

         Confidential information encompasses all information relating to: (A) the business affairs and operations of the Company which is not otherwise available as public information and includes, but is not limited to, information or materials concerning (i) vendors, suppliers and customers of the Company (including mailing lists, credit card or charge card numbers and other customer information, price and mark-up determinations, sales or sales trends, catalogs, advertisements, and the cost of products or services paid by the Company), (ii) Company budgets, business plans and marketing plans, and (iii) proprietary products or processes and any other confidential or nonpublic information concerning copyrights, trademarks, trade names, service marks, inventions, patents and products; and (B) all confidential information relating to any third party with whom the Company is under an obligation of confidentiality. This information may take a variety of forms, including:

                  o        Confidential or proprietary business documents

                  o PC disks containing confidential or proprietary information

                  o        Design idea sketches

                  o        Restricted vendor, supplier or customer information

                  o        Financial data

                  o        Payroll documents or reports

         Upon the termination of any Associate's employment with the Company, the Associate must deliver to the Company all documents, papers, records, files, recordings, digital and electronically stored information, computer or word-processing software, and any and all other materials containing confidential information; and the Associate may not retain any copies, duplicates, summaries or other descriptions of any of these materials.

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         Each Associate is bound by these obligations with respect to the confidential information of the Company not only during the period of his or her employment with the Company, but also following the termination of his or her employment with the Company.

IX.      COMPETITION WITH THE COMPANY

         No Associate may, during the term of his or her employment with the Company, engage in any of the following activities, directly or indirectly:

                  (a) be or become interested in or associated with, or represent or otherwise render assistance or services to (whether as an officer, director, stockholder, partner, consultant, contractor, owner, employee, agent or creditor, or otherwise), any business that is then, or which then proposes to become, a competitor of the Company anywhere in the world; except that the Associate may own, solely as an investment, the securities of any business if such ownership is (i) not as a controlling person of such business; (ii) not as a member of a group that controls such business, and (iii) not as a direct or indirect beneficial owner of in excess of 1% of any class of securities of such business listed on a national securities exchange or traded in an established over-the-counter securities market;

                  (b) induce or seek to influence any other Associate (or any consultant to) the Company to leave its employ (or terminate its consultancy) or to become financially interested in a similar business;

                  (c) aid a competitor or supplier of the Company in any attempt to hire any person who has been employed by, or who was a consultant to, the Company within the one-year period preceding the date of any such aid;

                  (d) induce or attempt to influence any person who was a customer or supplier of the Company during such period to transact business with a competitor of the Company or not to do business with the Company; or

                  (e) provide any business or assistance directly or indirectly to any competitor or supplier of the Company or to any person formerly employed by the Company or formerly acting as a consultant to the Company.

         These restrictions, however, do not prohibit any Associate from (i) serving on the board of directors of a reasonable number of other corporations not engaged in competition with the Company or the boards of a reasonable number of trade associations and/or charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) managing his or her personal investments and affairs; or (iv) being involved in other business transactions, provided only that these activities do not interfere with the proper performance of his or her duties and responsibilities as an Associate of the Company.

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X.       ENVIRONMENT, HEALTH AND SAFETY

         The Company is committed to environmental, health and safety protection for its Associates, customers, neighbors and others who may be affected by its products or activities.

         The laws and regulations in this area are complex, and violations can result in severe criminal and civil penalties for the Company and responsible Associates. If an Associate is faced with an environmental, health or safety issue, the Associate should promptly contact a member of Senior Management to discuss that matter.

XI. EMPLOYMENT ISSUES

         1. Equal Opportunity. The Company affords equal opportunity for employment, including equal treatment in hiring, promotion, training, compensation, termination and disciplinary action, to all individuals regardless of race, color, religion, national origin, sex (except where sex is a bona fide occupational qualification), sexual preference, marital status, veteran status, physical or mental disability (except where the disability is a job-related disqualifying factor), or any other status protected by law. Unlawful discrimination can expose the Company to substantial damages and unfavorable publicity. All Associates are required to conduct their Company activities with due regard to this policy.

         2. Harassment. It is the Company's policy to maintain a work environment free from all forms of harassment and to insist that all Associates be treated with dignity, respect and courtesy. Any comments or conduct relating to a person's race, religion, age, disability, sex or ethnic background that fail to respect the dignity and feelings of the individual are unacceptable. Also unacceptable are comments or conduct of a sexual nature, where such behavior tends to threaten or offend a fellow Associate. Associates are cautioned that even joking or mild comments or conduct may violate this policy. It is the Company's goal that such comments or conduct not occur and should they occur, that they be rectified fairly and quickly. If you feel you are being harassed, you may contact a member of Senior Management on a confidential basis.

         3. Disability. The Company is required to make reasonable accommodations to the known physical or mental limitations of a qualified employee or applicant with a disability if, with these accommodations, the person can perform the essential functions of his or her job. The Company may be excused from making a reasonable accommodation if the accommodation would impose an "undue hardship" on its business.

XII. INTERNAL COMMUNICATION AND ENFORCEMENT OF POLICY

         The policies contained in this Code of Conduct will be communicated to all Associates, each of whom will be required to sign the attached Certificate of Compliance. New Associates will be required to do so at the date of their initial employment and at least annually thereafter. Other Associates will be required to do so upon their receipt of this Code of Conduct and at least annually thereafter.

         It is important that each Associate comply not only with the letter but, equally importantly, with the spirit of this Code. If an Associate believes that another Associate is acting in a manner that is not in compliance with this Code, or that he or she has been requested to act in such a manner, this

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circumstance should immediately be reported, in person or in writing, to the attention of the Company's Compliance Officer who, where appropriate, will confer with Counsel to the Company. In order to encourage uninhibited communication of such matters, such communications will be treated confidentially to the fullest extent possible and no disciplinary or other retaliatory action will be taken against any Associate who acts in good faith in communicating such matters. Associates may also communicate with the Compliance Officer and/or Counsel to the Company on an anonymous basis.

XIII.    EFFECTS OF FAILURE TO COMPLY WITH CODE

         Conduct violative of this Code is expressly forbidden. The Compliance Officer, with, where appropriate, the assistance of the Company's Counsel, will investigate any reported violations. Any Associate whose conduct violates this Code will be subject to disciplinary action by the Company, including, in the Company's discretion, discharge and/or forfeiture of any benefits or rights (including contractual rights) which, under applicable law, are forfeitable upon a discharge for cause, and to the enforcement of such other remedies as the Company may have under applicable law.

         The summaries of laws contained in this Code are brief and necessarily omit many subtleties and variations that exist in such laws, as well as other laws that may impose requirements upon the Company. In addition, laws which affect the Company may be supplemented, amended or repealed from time to time. Therefore, an Associate should request prior advice from the Compliance Officer who, where appropriate, will confer with Counsel to the Company, if the Associate has any question or uncertainty concerning the impact of applicable laws upon his or her Company activities.

XIV.     WAIVERS

         The provisions of this Code may be waived for directors or executive officers only by the Company's Board of Directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the Company's Board of Directors or Compliance Officer. Any waiver of or change to this Code may be publicly disclosed as required by applicable securities laws and/or the NASD rules.

XV.      CODE NOT A CONTRACT OF EMPLOYMENT

         This Code is not a contract of employment nor is it meant to limit the Company's rights to discipline or terminate employees for any acts or omissions, including those not set forth as part of this Code of Conduct. In addition, this Code of Conduct does not change the status of any at-will employee. The Company retains all of its rights in connection with the discipline and/or termination of Associates. This Code of Conduct is in addition to any employment contract that an Associate may have with the Company.

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XVI.     NAMES AND NUMBERS

Compliance Officer           Donald A. Bernard                (516) 465-4430
                             dab545@coactivemarketing.com
                             ----------------------------

Outside Counsel              Steven K. Weinberg, Esq.         (212) 479-6000
                             Kronish Lieb Weiner
                             & Hellman LLP
                             1114 Avenue of the Americas
                             New York, New York 10036
                             sweinberg@kronishlieb.com
                             -------------------------

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